CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts”, in the Registration Statement (Form SB-2/A) and to the incorporation by reference therein of our report dated March 19, 2007 on the financial statements of Thorium Power, Ltd. appearing in this Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
September 24, 2007